Exhibit 10.2

Calix, Inc.

Long Term Incentive Program

Under the 2010 Equity Incentive Award Plan

January 2012

Long Term Incentive Program – Program Document

Purpose of the Long Term Incentive Program

The purpose of this Long Term Incentive Program (the “Program”) which is being adopted pursuant to the Calix, Inc. 2010 Equity Incentive Award Plan (the “Plan”) is to effectively link individual compensation to Calix’s stock price performance and encourage individual and team behavior that helps Calix, Inc. (“Calix” or the “Company”) achieve superior stock price performance against its competitors. The Program is designed to attract, retain and reward high-performing talent by providing market-competitive long-term incentive opportunities which enables key employees to share in the financial success of Calix. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Plan.

Effective Date

The Program will be effective as of January 1, 2012 (the “Effective Date”). The Program shall operate through a series of overlapping periods over which performance will be measured (each, a “Performance Period”). Initially, a two-year Performance Period and a three-year Performance Period will commence as of January 1, 2012. Unless otherwise determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”), a new two-year Performance Period and three-year Performance Period will commence as of each January 1 thereafter. The Program shall remain in effect until otherwise determined by the Committee.

Eligibility/Participation

Regular employees (not temporary or contract, regardless of whether they are deemed to be employees under common law or for tax purposes) in Executive 1 and above Salary Grades are eligible to participate in the Program. Employees commencing employment, or promoted into an eligible Salary Grade during the year, will not be eligible to participate until the first Performance Period that commences after the date such employees commence employment or are promoted. Eligible employees will become participants in the Program with respect to a Performance Period if they are designated in writing as participants by the Committee within the first ninety (90) days of that Performance Period. No participant or other employee of the Company shall, at any time, have a right to participate in the Program for any Performance Period, notwithstanding having previously participated in the Program.

Administration

The Committee shall establish the basis for payments under this Program in relation to specified Performance Goals (as defined below). After the first date the stockholders of the Company approve a material amendment to the Plan that is after the Effective Date (the “Stockholder Approval Date”), the Committee shall establish the basis for payments and benefits under this Program with respect to Covered Employees in relation to specified Performance Goals within the first ninety (90) days of each Performance Period, but in no event after 25 percent of the Performance Period has lapsed. Following the end of each Performance Period, once all of the information necessary for the Committee to determine the Company’s performance is made available to the Committee, the Committee shall determine the amount of the Award payable to each participant (the date of such determination shall hereinafter be called the “Determination Date”). The Committee shall have the power and authority granted it under Article 13 of the Plan, including, without limitation, the authority to construe and interpret this Program, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of this Program. Decisions of the Committee in accordance with the authority granted hereby shall be conclusive and binding. Subject only to compliance with the express provisions hereof, the Committee may act in its sole and absolute discretion with respect to matters within its authority under this Program.

Long Term Incentive Program – Program Document

Qualified Performance-Based Compensation

Subject to the sole discretion of the Committee, any Awards granted hereunder to a Covered Employee after the Stockholder Approval Date shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and any provisions, application or interpretation of the Program or the Plan that is inconsistent with this intent shall be disregarded. To the extent that any Award (i) is deemed to constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A) and (ii) would nevertheless be subject to the deduction limitations imposed by Section 162(m) of the Code in the year in which such Award would otherwise be settled under this Program, the settlement of such Award may, in the Committee’s discretion, be delayed until the earlier of (A) the first year in which such Award would not be subject to the deduction limitations imposed by Section 162(m) or (B) such time as the participant ceases to be a “service provider” to the Company (within the meaning of Section 409A of the Code).

Performance Goals

During the first 90 days of each Performance Period (or such shorter time as may be required with respect to Performance-Based Compensation), the Committee shall determine in writing the performance goals with respect to Performance Criteria to be measured over the Performance Period (collectively, the “Performance Goals”), each subject to such adjustments as the Committee may specify in writing at such time, and shall establish a formula, standard or schedule which aligns the level of achievement of the Performance Goals with Awards earned under the Program.

Grants

During the first 90 days of each Performance Period (or such shorter time as may be required with respect to Performance-Based Compensation), the Committee shall grant an Award to each participant for such Performance Period with respect to that number of shares of Common Stock as determined by the Committee in its sole discretion. The form of each Award shall be Performance Awards payable in Common Stock (“Performance Shares”).

Maximum Shares

Awards granted pursuant to the Program after the Stockholder Approval Date shall comply with any award limit set forth in the Plan on or after the Stockholder Approval Date.

Award Determination

Except as specifically set forth herein, no Award granted pursuant to this Program shall be settled unless and until the Committee certifies, in writing, the extent to which the Performance Goals have been achieved and the corresponding number of shares of Common Stock that shall have been earned. Shares of Common Stock issued in respect of an Award shall be deemed to be issued in consideration for future services to be rendered or past services actually rendered to the Company or for its benefit, by the participant, which the Committee deems to have a value at least equal to the aggregate par value thereof.

In determining the settlement of Awards made to Covered Employees for Performance Periods commencing after the Stockholder Approval Date, the Committee has no discretion to increase the amount of settlement above the level of achievement certified by the Committee. The Committee has unlimited discretion to reduce the amount of settlement with respect to any Award at any time irrespective of performance.

Long Term Incentive Program – Program Document

Tax Withholding

Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to participation in the Program and legally applicable to a participant (“Tax Obligations”), as a condition to the grant of any Award, the participant must acknowledge that the ultimate liability for all Tax Obligations is and remains the participant’s responsibility and may exceed the amount actually withheld by the Company. The participant must further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Award; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of any Award to reduce or eliminate the participant’s liability for Tax Obligations or achieve any particular tax result. Furthermore, if the participant becomes subject to tax in more than one jurisdiction between the date of grant of an Award and the date of any relevant taxable event, the participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the participant shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all Tax Obligations. In this regard, the participant shall, at his or her discretion, satisfy all applicable Tax Obligations by one or a combination of the following:

(a) withholding from the participant’s wages or other cash compensation paid to the participant by the Company; or

(b) withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the participant’s behalf); or

(c) withholding in shares of Common Stock to be issued upon settlement of the Award, provided that the Company shall only withhold an amount of shares of Common Stock with a fair market value equal to the minimum statutory Tax Obligations.

Finally, the participant shall pay to the Company any amount of Tax Obligations that the Company may be required to withhold or account for as a result of the participant’s participation in the Program that cannot be satisfied by the means previously described.

Termination of Employment

In the case of a termination of a participant’s employment with the Company (a “Termination of Employment”) by reason of death or total and permanent disability (within the meaning of Section 22(e) of the Code) prior to the Determination Date for a Performance Period, the amount of shares of Common Stock earned pursuant to an Award granted for such Performance Period shall be equal to that number of shares of Common Stock of such Award earned based on actual achievement of the Performance Goals following the end of the Performance Period as determined by the Committee. Such number of shares shall then be settled in accordance with the terms of the Program without regard to any continuous service requirement.

In the case of a participant’s Termination of Employment by the Company for other than Cause prior to the Determination Date for a Performance Period, the amount of shares of Common Stock earned pursuant to an Award granted for such Performance Period shall be determined as follows: first, the Committee shall determine the number of shares of Common Stock of such Award earned based on actual achievement of the Performance Goals following the end of the Performance Period; and second, the number of shares subject to the Award so obtained shall be multiplied by a fraction, the numerator of which is the total number of full months elapsed from the first day of the Performance Period to the date of the participant’s Termination of Employment and the denominator of which is the total number of months in the Performance Period with the resultant number rounded down to the nearest whole number. Such number of shares shall then be settled in accordance with the terms of the Program without regard to any continuous service requirement.

Long Term Incentive Program – Program Document

In the case of a Participant’s Termination of Employment by the Company for other than Cause or by reason of death or Disability after the Determination Date for a Performance Period but prior to settlement, the Performance Shares earned by the Participant which have not yet been settled shall be issued to such Participant on the thirtieth (30th) day following the Termination of Employment.

Except as provided in this paragraph, all unearned Awards held by a participant shall be forfeited as of the date of the participant’s Termination of Employment. For the avoidance of doubt, in the case of a Termination of Employment voluntarily by a participant, such participant shall forfeit all unearned Performance Shares as of the date of such resignation.

Change in Control

The Calix, Inc. Executive Change in Control and Severance Plan, effective July 20, 2010, as may be amended from time to time, shall not apply to any Awards made pursuant to this Program.

Notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs during a Performance Period, such Performance Period shall be shortened and shall terminate as of the last business day of the last completed fiscal quarter preceding the date of such Change in Control and each participant employed by the Company immediately prior to such Change in Control shall be entitled to the settlement of such participant’s Awards with respect to that number of shares subject to the participant’s Award he or she would have been entitled to receive settlement for the entire Performance Period, determined based on the Company’s performance for such shortened Performance Period. Any such settlement shall be made in a single lump sum immediately prior to such Change in Control without regard to any deferred payment or settlement dates (provided, that the Company may elect, in its sole discretion, to settle such Awards in a manner that will not subject the payments to penalties under Code Section 409A).

Further notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs after the end of the applicable Performance Period but prior to the Determination Date, any Award applicable to such Performance Period shall be settled based upon the performance of the Company during such Performance Period, such settlement to be made in a single lump sum as of immediately prior to the Change in Control without regard to any deferred payment or settlement dates.

Coordination with Plan

The Program is subject to all the provisions of the Plan and its provisions are hereby made a part of the Program, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Program and those of the Plan, the provisions of the Plan shall control.

Amendment and Termination

Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend this Program; provided, however, that, without the prior consent of the participants affected, no such action may adversely affect any rights or obligations with respect to any Awards theretofore earned but unpaid for a completed Performance Period, whether or not the amounts of such Awards have been computed and whether or not such Awards are then payable. Notwithstanding the forgoing, at any time the Committee determines that the Awards may be subject to Section 409A of the Code, the Committee shall have the right, in its sole discretion, and without a participant’s prior consent to amend the Program as it may determine is necessary or desirable either for the Awards to be exempt from the application of Section 409A or to satisfy the requirements of Section 409A, including by adding conditions with respect to the settlement of shares, provided that no such amendment may change the Performance Goals with respect to any Covered Employee for a Performance Period that commences on or after the Stockholder Approval Date.

Long Term Incentive Program – Program Document

Limitation on Payments

Notwithstanding anything in this Program to the contrary, if any payment or distribution a participant would receive pursuant to this Program or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by such participant on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and the participant within fifteen (15) calendar days after the date on which the participant’s right to a Payment is triggered (if requested at that time by the Company or the participant) or such other time as requested by the Company or the participant. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the participant. Any reduction in payments and/or benefits pursuant to this paragraph will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the participant.

No Contract for Employment

Nothing contained in this Program or in any document related to this Program or to any Award shall confer upon any participant any right to continue as an employee or in the employ of the Company or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

Nontransferability

No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any participant or beneficiary; provided, however, that, nothing in this paragraph shall prevent transfer (i) by will, or (ii) by applicable laws of descent and distribution.

Compensation Subject to Recovery

The Awards under this Program and all compensation payable with respect to them shall be subject to recovery by the Company pursuant to any and all of the Company’s policies with respect to the recovery of compensation, as they shall be in effect and may be amended from time to time, to the maximum extent permitted by applicable law.

Long Term Incentive Program – Program Document

Nature of Program

No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in this Program (or in any document related thereto), nor the creation or adoption of this Program, nor any action taken pursuant to the provisions of this Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment with respect to an Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under this Program shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in this Program shall be deemed to give any employee any right to participate in this Program except in accordance herewith.

Governing Law

This Program shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

Notice of Grant of

Performance Shares for Participants

under the Calix, Inc. Long Term Incentive Program and

the Calix, Inc. 2010 Equity Incentive Award Plan

Calix, Inc., a Delaware corporation, (the “Company”), pursuant to its 2010 Equity Incentive Award Plan (the “Plan”) and its Long Term Incentive Program (the “Program”), hereby grants to the individual set forth below (the “Holder”) a Performance Award with respect to that number of performance shares set forth below (the “Performance Shares”). This grant of Performance Shares is subject to all of the terms and conditions set forth herein, in the Grant Agreement attached to this Notice of Grant as Exhibit A (the “Grant Agreement”), the Special Provisions for RSU Granted to Participants Outside the U.S. (as applicable) attached hereto as Exhibit B (the “Non-U.S. Provisions”), the Plan and the Program, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Grant Agreement.

Holder:

Grant Date:

Number of Performance Shares:

Subject to the provisions of the Plan, the Program and the Grant Agreement, vested Performance Shares generally will be settled as provided in Section 4 of the Grant Agreement. By his or her signature and the Company’s signature below, the Holder agrees to be bound by the terms and conditions of the Plan, the Program, the Grant Agreement, the Non-U.S. Provisions and this Grant Notice. The Holder has reviewed the Grant Agreement, the Plan, the Program, the Non-U.S. Provisions and this Grant Notice in their entirety, and fully understands all provisions of this Grant Notice, the Grant Agreement, the Program and the Plan. Additionally, by signing below, the Holder agrees that the Holder has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus and Prospectus Supplement, if applicable. In addition, by signing below, the Holder also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 6 of the Grant Agreement by (i) withholding shares of Common Stock otherwise releasable to the Holder upon settlement of shares of Common Stock, (ii) instructing a broker on the Holder’s behalf to sell shares of Common Stock otherwise releasable to the Holder upon the settlement of the shares of Common Stock and submit the proceeds of such sale to the Company or (iii) using any other method permitted by Section 6 of the Grant Agreement or the Plan. The Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Program, this Grant Notice, the Non-U.S. Provisions or the Grant Agreement.

CALIX, INC.	HOLDER

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

Exhibit A

Grant Agreement for

Performance Shares for Participants

under the Calix, Inc. Long Term Incentive Program and

the Calix, Inc. 2010 Equity Incentive Award Plan

This is a Grant Agreement between Calix, Inc. (the “Company”) and the individual (the “Holder”) named in the Notice of Grant of Performance Shares (the “Notice”) attached hereto as the cover page of this Grant Agreement.

Recitals

The Company has adopted the 2010 Equity Incentive Award Plan, as may be amended from time to time (the “Plan”), and the Long Term Incentive Program (the “Program”) for the granting to selected employees of awards based upon shares of Common Stock of the Company (the “Common Stock”). In accordance with the terms of the Plan and the Program, the Compensation Committee of the Board of Directors (the “Committee”) has approved the execution of this Grant Agreement between the Company and the Holder. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.

Each Performance Share shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock (subject to adjustment as provided in Section 14.2 of the Plan) solely for purposes of the Plan, the Program and this Agreement. Each Performance Share shall entitle the Holder to earn up to 2 shares of Common Stock. The Performance Shares shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Performance Shares are earned pursuant to Section 2 below. The Performance Shares shall not be treated as property or as a trust fund of any kind.

The Award is subject to the terms and conditions of the Plan and the Program, which are incorporated herein by reference. In the event of any inconsistency between the Plan or the Program and this Agreement, the terms of the Plan or Program, as applicable, shall control.

Performance Shares

1. Grant. The Company grants to the Holder the number of performance shares set forth in the Notice (the “Performance Shares”), subject to adjustment, forfeiture and the other terms and conditions set forth below, as of the effective date of the grant (the “Grant Date”) specified in the Notice. The number of Performance Shares specified in the Notice reflects the target number of Performance Shares that may be earned by the Holder. The Company and the Holder acknowledge that the Performance Shares (a) are being granted hereunder in exchange for the Holder’s agreement to provide services to the Company after the Grant Date, for which the Holder will otherwise not be fully compensated, and which the Company deems to have a value at least equal to the aggregate par value of the Shares, if any, that the Holder may become entitled to receive under this Agreement, and (b) will, except as provided otherwise in the Program, be forfeited by the Holder if the Holder’s termination of service to the Company occurs before the applicable Settlement Date (as defined in Section 4 below). Unless and until the

Performance Shares will have been earned in the manner set forth in Section 2 hereof, the Holder will have no right to payment of any such Performance Shares. Prior to actual settlement of any earned Performance Shares, such Performance Shares will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2. Performance Criteria. Subject to the Holder’s continuous employment through the Settlement Date, the Holder will earn a number of Performance Shares on the Settlement Date determined based on the achievement of annual goals related to the Total Stockholder Return (“TSR”) of the Common Stock, including capital gains and reinvested dividends (if any), compared to the TSR of the Company’s peer group (the “Company Performance Measure”) during the performance period beginning on [            ] and ending on [            ] (the “Performance Period”), in each case, as determined by the Committee and set forth in writing.

3. Consequences of Certain Events. The consequences of the Holder’s termination of employment or a Change in Control shall be as set forth in the Program.

4. Payout of Performance Shares. The Committee shall certify in writing the achievement or non-achievement of the Company Performance Measure for the Performance Period on, or as soon as administratively following, the date the Company files with the Securities and Exchange Commission its Form 10-K for the last fiscal year ending during the Performance Period (the “Determination Date”). On the thirtieth (30th) day following the Determination Date (the “Settlement Date”), subject to the Holder’s continuous employment with the Company through the Determination Date (unless otherwise provided in the Program), the Company shall settle one hundred percent (100%) of the earned Performance Shares by (a) issuing or causing to be delivered to the Holder (or the Holder’s Heir, as defined below, if applicable) one or more unlegended stock certificates representing such settled Performance Shares, or (b) causing a book entry for such settled Performance Shares to be made in the name of the Holder (or the Holder’s Heir, if applicable). In the case of the Holder’s death, the Common Stock to be delivered in settlement of Performance Shares as described above shall be delivered to the Holder’s beneficiary or beneficiaries (as designated in the manner determined by the Committee), or if no beneficiary is so designated or if no beneficiary survives the Holder, then the Holder’s administrator, executor, personal representative, or other person to whom the Performance Shares are transferred by means of the Holder’s will or the laws of descent and distribution (such beneficiary, beneficiaries or other person(s), the “Holder’s Heir”).

5. Code Section 409A. The Company intends that the Performance Shares shall not constitute “deferred compensation” within the meaning of Section 409A of the Code and this Grant Agreement shall be interpreted based on such intent. In view of uncertainty surrounding Section 409A of the Code, however, if the Company determines after the Grant Date that an amendment to this Grant Agreement is necessary or advisable so that the Performance Shares will not be subject to Section 409A of the Code, or alternatively so that they comply with Section 409A of the Code, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder.

Notwithstanding anything in this Grant Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Holder’s Termination of Employment, all references to the Holder’s Termination of Employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service” ), and the Holder shall not be considered to have a Termination of Employment unless such termination constitutes a Separation from Service with respect to the Holder.

Notwithstanding anything in this Grant Agreement to the contrary, if a Holder is deemed by the Company at the time of the Holder’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Holder is entitled under this Grant Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Holder’s benefits shall not be provided to Holder until the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Separation from Service or (ii) the date of the Holder’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid or distributed in a lump sum to Holder (or to Holder’s estate or beneficiaries), and any remaining payments due to Holder under this Grant Agreement shall be paid or distributed as otherwise provided herein.

6. Tax Withholding. The Company shall withhold from the Common Stock delivered in settlement of Performance Shares that number of shares of Common Stock having a Fair Market Value on the Settlement Date equal to the amount necessary to satisfy the minimum required withholding, if any, of any income tax, social tax, or other taxes (but rounding up to the nearest whole number of shares). If any such taxes are required to be withheld at a date earlier than the Settlement Date, then notwithstanding any other provision of this Grant Agreement, the Company may (i) satisfy such obligation by causing the forfeiture of a number of Performance Shares having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding, or (ii) make such other arrangements with the Holder for such withholding as may be satisfactory to the Company in its sole discretion.

7. Tax-Related Items. Holder agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction (collectively, “Tax-Related Items”) that is attributable to (a) the grant of, or any benefit derived by Holder from, the Performance Shares, (b) the acquisition by the Holder of the Common Stock on vesting of the Performance Shares, or (c) the disposal of any Common Stock.

8. Conditions to Delivery of Common Stock. Subject to Section 11.4 of the Plan, the shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

a. The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

b. The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

c. The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

d. The receipt by the Company of full payment for such shares of Common Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 6 hereof; and

e. The lapse of such reasonable period of time following the earning of such Performance Shares as the Committee may from time to time establish for reasons of administrative convenience.

9. Compliance with Law.

No shares of Common Stock shall be issued and delivered pursuant to Performance Shares unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

10. Grant is Not Transferable. During the lifetime of the Holder, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Performance Shares, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the

Performance Shares and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 10 shall not prevent transfers by will or applicable laws of descent and distribution.

11. Certain Corporate Transactions. In the event of certain corporate transactions, the Performance Shares shall be subject to adjustment as provided in Section 14.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Committee shall make such adjustments the Committee deems appropriate in the number of Performance Shares then outstanding and the number and kind of securities that may be issued in respect of the Performance Shares.

12. No Additional Rights.

a. Neither the granting of the Performance Shares nor their settlement shall (i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon the Holder the right to continue performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without cause.

b. The Holder acknowledges that (i) this is a one-time grant, (ii) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (iii) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and the Company retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

c. Without limiting the generality of subsections (a) and (b) immediately above and subject to the Program, if the Holder’s employment with the Company terminates, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit relating to the Performance Shares or under the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

13. Rights as a Stockholder. Neither the Holder nor the Holder’s Heir shall have any rights as a stockholder with respect to any shares represented by the Performance Shares, including, without limitation, any dividend rights and voting rights, in respect of the Performance Shares and any shares of Common Stock underlying the Performance Shares and deliverable hereunder unless and until such shares of Common Stock shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 14.2 of the Plan.

14. Data Privacy Waiver. By accepting the grant of the Performance Shares, the Holder hereby agrees and consents to:

a. the collection, use, processing and transfer by the Company and its Subsidiaries (collectively, the “Group”) of certain personal information about the Holder (the “Data”);

b. any members of the Group transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

c. the use of such Data by any such person for such purposes; and

d. the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of clause (i) above, “Data” means the Holder’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Common Stock granted to the Holder and of Common Stock issued or transferred to the Holder pursuant to the Plan.

15. Compliance with Plan and Program. The Performance Shares and this Grant Agreement are subject to, and the Company and the Holder agree to be bound by, all of the terms and conditions of the Plan and the Program as each may be amended from time to time, which are incorporated herein by reference. No amendment to the Plan or the Program shall adversely affect the Performance Shares or this Grant Agreement without the consent of the Holder. In the case of a conflict between the terms of the Plan or the Program and this Grant Agreement, the terms of the Plan or the Program, respectively, shall govern. In the event of a conflict between the terms of the Plan and the Program, the terms of the Plan shall govern.

16. Effect of Grant Agreement on Individual Agreements. Notwithstanding the provisions of any agreement entered into between the Holder and the Company (an “Individual Agreement”), (i) in the case of a conflict between the terms of the Holder’s Individual Agreement and this Grant Agreement, the terms of the Grant Agreement shall govern, and (ii) the vesting and settlement of Performance Shares shall in all events occur in accordance with this Grant Agreement to the exclusion of any provisions contained in an Individual Agreement regarding the vesting or settlement of the Performance Shares, and any such Individual Agreement provisions shall have no force or effect with respect to the Performance Shares.

17. Binding Agreement. Subject to the limitation on the transferability of the Performance Shares contained herein, this Grant Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18. Notices. Any notice to be given under the terms of this Grant Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Holder shall be addressed to the Holder’s at the Holder’s last address reflected on the Company’s records. By a notice given pursuant to this Section 18, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

19. Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Grant Agreement.

20. Governing Law. The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan or the Program to the extent that it would be lawful to do so.

EXHIBIT B

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Special Provisions for Performance Shares Granted to Holders Outside the U.S.

This Exhibit B to the Calix, Inc. 2010 Equity Incentive Award Plan (the “Plan”) Notice of Grant of Performance Shares (“Grant Notice”) includes special terms and conditions applicable to Holders in the countries below. These terms and conditions are in addition to those set forth in the Grant Agreement (the “Agreement”) and the Grant Notice. In the event of any inconsistency between the Agreement and terms in this Exhibit B, the terms of this Exhibit B shall control. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or the Agreement, as applicable.

This Exhibit B also includes information relating to exchange control and other issues of which Holder should be aware with respect to participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of February 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Holder not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Performance Shares vest or shares of Common Stock acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Holder, and the Company is not in a position to assure Holder of any particular result. Accordingly, Holder is advised to seek appropriate professional advice as to how the relevant laws in Holder’s country may apply to Holder’s individual situation. Finally, if Holder is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Holder.

UNITED KINGDOM

Terms and Conditions

Tax and National Insurance Contributions Acknowledgment. The following provisions supplement Section 6 of the Agreement:

Holder agrees that if Holder does not pay or the employer or the Company does not withhold from Holder the full amount of Tax-Related Items that Holder owes due to the vesting of the Performance Shares, or the release or assignment of the Performance Shares for consideration, or the receipt of any other benefit in connection with the Performance Shares (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Holder to the employer, effective 90 days after the Taxable Event. Holder agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Holder, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Holder by the employer, by withholding in shares of Common Stock issued upon vesting and settlement of the Performance Shares or from the cash proceeds from the sale of shares of Common Stock or by demanding cash or a cheque from Holder. Holder also authorizes the Company to delay the issuance of any shares of Common Stock to Holder unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Holder is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Holder is an officer or executive director and Tax-Related Items are not collected from or paid by Holder within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Holder on which additional income tax and national insurance contributions may be payable. Holder acknowledges that the Company or the employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 3.3 of the Agreement.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to Holder. The following provision is added to the Agreement:

(a) As a condition of the issuance of Shares upon vesting and settlement of the Performance Shares and delivery of such shares of Common Stock to Holder, Holder agrees to accept any liability for secondary Class 1 national insurance contributions (“Employer NICs”), which may be payable by the Company or the employer with respect to the purchase of Common Stock or otherwise payable in connection with the right to acquire Common Stock under the Plan. To accomplish the foregoing, by accepting this grant of Performance Shares, Holder expressly agrees to the terms of the joint election set forth in this section between Holder and the Company (the “Election”), the form of such Election being formally approved by HM Revenue and Customs (“HMRC”), and any other consents or elections required to accomplish the transfer of the Employer NICs to Holder. Holder further agrees to execute such other joint elections as may be required between Holder and any successor to the Company and/or the employer. Holder agrees to enter into an Election prior to the vesting of any Performance Shares Holder receives.

(b) This Election is between: (A) Holder, an employee of one of the employing companies listed in Schedule 1 below and are eligible to receive Performance Shares pursuant to the Plan, and (B) the Company, [INSERT CALIX ADDRESS], which may grant Performance Shares under the Plan and is entering into this Form of Election on behalf of the Employer.

(c) This Election relates to Employer NICs which may arise on:

(i) the acquisition of securities pursuant to the Performance Shares; and/or

(ii) the assignment or release of the Performance Shares in return for consideration; and/or

(iii) the receipt of a benefit in connection with the Performance Shares, (each, a “Taxable Event”) pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992.

(d) Holder and the Company jointly elect that the entire liability of the Employer to pay Employer NICs on the Taxable Event is hereby transferred to Holder. Holder understands that by accepting the Agreement, including this Election, Holder will become personally liable for the Employer NICs covered by this Election. Holder hereby authorizes the Company and/or the Employer to collect the Employer NICs from Holder at any time on or after the Taxable Event by any of the means set forth above in the Agreement. The Company reserves for itself and the Employer the right to withhold the transfer of any shares of Common Stock to Holder until full payment of the Employer NICs is received. The Company agrees to remit the Employer NICs to the HMRC on Holder’s behalf within 14 days after the end of the U.K. tax month during which the Taxable Event occurs.

(e) Holder and the Company agree to be bound by the terms of this Election regardless of whether Holder is transferred abroad or are not employed by the Employer on the date on which the Employer NICs becomes due. This Election will continue in effect until the earliest of the following:

(i) Holder and the Company agree in writing that it should cease to have effect;

(ii) the date the Company serves written notice on Holder terminating its effect; or

(iii) the date the HMRC withdraws approval of this Election.

This Election will continue in force regardless of whether Holder ceases to provide service to the Employer.

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

Schedule 1

Data Protection. Holder acknowledges and agrees that the Company and any subsidiary or affiliate are permitted to hold and process personal (and sensitive) information and data about the Holder, held, used or disclosed in any medium, as part of their personnel and other business records, and may use such information in the course of its business. Further, the Company and any subsidiary or affiliate may disclose such information to third parties, including where they are situated outside the European Economic Area in the event that such disclosure is in their view required for the proper conduct of their business.